Exhibit 10.19
Management Incentive Plan
Innophos, Inc.

Effective 1/1/2018

Purpose
The Management Incentive Plan (the “Plan”) is designed to promote the interests of Innophos, Inc. and certain of its corporate affiliates (collectively, the “Corporation”) by providing senior executives, managers and other key employees with incentives and rewards commensurate with the achievement of the business and their personal achievement of business objectives.
Participation and Eligibility
All U.S. employees of the Corporation who have exempt status under the Fair Labor Standards Act will be eligible to participant in the Plan unless otherwise determine by the Administrator (as defined below). Non-U.S. employees may be eligible to participate on such terms and conditions as the Administrator may determine. Employees selected for participation in the Plan will be assigned a target level of bonus as a percentage of base salary. Employees who are not exempt from the application of the Fair Labor Standards Act will not be eligible to participate in this Plan.
Administration
The Administrator for purposes of this Plan means:

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with respect to officers subject to Section 16 of the Securities Exchange Act of 1934, the Compensation Committee of the Board of Directors of Innophos Holdings, Inc. (the “Compensation Committee”); provided, however, that, (i) with respect to bonuses payable to the officers other than the CEO, the Compensation Committee will approve the individual performance factors that have initially been set or evaluated by the CEO, and (ii) with respect to amounts payable to the CEO, the process for approval of any bonus will be made in accordance with the Compensation Committee charter and other applicable governing corporate governance procedures as such may be in effect from time to time; or

•	with respect to all other exempt employees of the Corporation, the CEO or her delegate.
Notwithstanding the forgoing, for each participant in the Plan, the Compensation Committee will set the common performance factor based on financial performance of the Company for each fiscal year.
Guidelines for Changes
Changes to the goals established pursuant to this Plan or the terms under which an individual employee participates in this Plan may be made by approval of the Administrator. Participants who join the plan after the beginning of the year will only be eligible for a prorated award based on the portion of the plan year during which they were employed, unless otherwise determined by the Administrator.
Base Salary and Payment
The annual base salary in effect on December 31 of the applicable fiscal year is to be used for calculating bonuses. Bonuses will be paid annually upon review of the audited financial results and determination of bonus payout levels. The Administrator has the discretion to make bonus payments pursuant to, but subject to the annual limitations of, the Plan or portions thereof more frequently than annually. All bonuses are subject to withholding taxes in accordance with the requirements of the relevant taxing authorities.
Basis of the Formula
The Administrator shall designate the performance goal(s) to be attained for each fiscal year based on one or more performance measures, and the payout schedule detailing the total amount which may be available for payout to each participant based upon the relative level of attainment of the performance goal(s). The Administrator may establish performance goals by reference to any financial or operational metrics it shall determine in its discretion, which may be expressed with respect to the Corporation or one or more parents, affiliates, operating units or groups, as the Administrator may determine.
In addition to company-wide performance goals, participants in the Plan will also have personal performance goals, including a safety goal, established for a particular plan year, and progress towards those performance goals, as determined by the Administrator, may determine a portion of a participant’s Bonus.
Unless the Compensation Committee expressly determines otherwise, each member of the Executive Team (the CEO and those officers elected by the Board of Directors or appointed by the CEO) will have a common performance factor based on financial performance of the Company that will determine 70% of the individual’s bonus payout, and the remaining 30% of the bonus payout will be based on the individual’s personal performance factor determined based on performance against goals set for that individual. For all participants other than the Executive Team, unless the Administrator provides otherwise, the common performance factor will determine 50% of the individual’s bonus payout, and the remaining 50% of the bonus payout will be based on the individual’s personal performance factor. If the threshold level of achievement for the common performance factor is not met for any plan year, no bonus will be payable under this Plan to any participant.
Determination of Results
As soon as reasonably practicable after the audit of the annual financial statements has been completed and accepted by the Board of Directors for a fiscal year, but in no event later than the end of the next fiscal year, the Administrator will determine (i) whether and to what extent the performance goal(s) for the fiscal year were satisfied, and (ii) the amount available for each Participant’s Bonus for such fiscal year based upon the payout schedule established under the Plan for such Participant for the fiscal year. Awards determined to be payable in the sole discretion of the Administrator will be paid as soon as administratively feasible following the completion of the audit for the relevant fiscal year, but in no event later than the last day of the following fiscal year. Notwithstanding anything herein to the contrary, the Administrator retains the discretion to determine whether and how much bonus will be paid to any participant, and may decide in its discretion to pay no bonus to a participant even if the relevant performance measures are met.
Plan Administration and Related Matters

1.	TERMINATION OF EMPLOYMENT
Except as otherwise provided in a binding employment or severance agreement between the Corporation any participant (an “Employment Agreement”) or by the Administrator, the following provisions shall apply:

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If a participant ceases his or her employment with the Corporation at any time prior to the distribution of the awards, the employee forfeits any award under the Plan, unless the employee terminates due to retirement, death or disability. To qualify for bonus payment after retirement, the participant must reach age 65 or age 55 with at least 15 years of company service and give formal written notification of his or her voluntary departure no less than ninety (90) days prior to his or her last day worked. In cases where the bonus payment is deemed payable after termination, payment will be pro-rata for the time actually worked during the plan year.

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Participants who are on extended disability leave or on an approved leave of absence during the year will receive prorated awards based upon the time actually worked during the plan year. Disability pay and benefits are not bonus eligible compensation.

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Except as expressly provided above, if a participant leaves the Corporation due to voluntary or involuntary termination, whether with or without cause, he or she will not be eligible for any bonus payment under this Plan.

2.	FUNDING

No funds need be set aside or reserved for payment of any Participant under the Plan, and any obligation by the Corporation to a Participant under the Plan shall be unfunded and shall be paid from the general assets and general funds of the Corporation.

3.	NO RIGHT TO CONTINUED PARTICIPATION OR EMPLOYMENT
Except as otherwise provided in an Employment Agreement, participation in the Plan by an employee in any plan year shall not be held or construed to confer upon the employee the right to participate in the Plan in any subsequent fiscal year or period. Neither the establishment of the Plan, the participation by an employee in the Plan nor the payment of any award hereunder or any other action pursuant to the Plan shall be held or construed to confer upon any Participant the right to continue in the employ of the Corporation or affect any right which the Corporation may have to terminate at will the employment of any such Participant.

4.	CLAWBACK POLICY; SECTION 409A
Payments under the Plan are subject to the Company’s clawback policies or procedures, as such policies and procedures may be in effect from time to time. Payments under the Plan are intended to be exempt from or compliant with Section 409A of the Internal Revenue Code, as amended, and the Plan shall be construed and interpreted accordingly.

5.	RELATIONSHIP TO OTHER PLANS AND ARRANGEMENTS
Participation and payments under the Plan shall not affect or be affected by participation or payments under any other plan of the Corporation, except as otherwise specifically provided by the Corporation. Nothing in this Plan is intended to override or curtail an individual’s rights pursuant to an Employment Agreement. This Plan shall not be deemed an exclusive method of providing incentive compensation for employees of the Corporation, nor shall it preclude the Corporation from authorizing or approving other forms of incentive compensation. The Corporation may grant bonuses to persons outside the United States under such terms and conditions as may, in the judgment of the Administrator, be necessary or advisable to comply with the laws of the applicable foreign jurisdictions and, to that end, may establish sub-plans, modified vesting, exercise or settlement procedures and other terms and procedures.

6.	NON-TRANSFERABILITY OF FUNDS
No amount payable at any time under the Plan shall be subject to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind. Nor shall it in any manner be subject to the debts or liabilities of any person. Any attempt to so alienate or subject any such amount shall be void.

7.	AMENDMENT OF THE PLAN
Subject to the provisions of any Employment Agreement, the Administrator may amend or terminate the Plan at any time for any reason, and such amendment may be applicable to any fiscal year for which bonuses have not yet been paid, whether such amendment is adopted before or after the end of the applicable fiscal year.

8.	EFFECTIVE DATE
The Plan evidenced by this document shall be effective as of January 1, 2018, and shall continue in effect until terminated or modified.